Exhibit 99.1

Infinera Announces Pricing of $200 Million Convertible Senior Notes Offering

Sunnyvale, Calif. – March 4, 2020 – Infinera (NASDAQ: INFN) announced today the pricing of $200 million aggregate principal amount of convertible senior notes due 2027 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Infinera expects the offering of the Notes to close on March 9, 2020, subject to customary closing conditions. Infinera also granted the initial purchaser of the Notes a 13-day option to purchase up to an additional $30 million in aggregate principal amount of Notes.

The Notes will be general, unsecured obligations of Infinera, and interest will be payable semiannually in arrears at a rate of 2.50% per year on March 1 and September 1 of each year, beginning on September 1, 2020. The Notes will mature on March 1, 2027, unless repurchased, redeemed or converted prior to such date.

The initial conversion rate is 130.5995 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $7.66 per share of Infinera’s common stock). Upon conversion, Infinera will pay or deliver, as the case may be, cash, shares of common stock of Infinera or a combination of cash and shares of common stock of Infinera, at its election. Prior to December 1, 2026, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods. Thereafter, the Notes will be convertible at the option of holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

Infinera may redeem for cash all or any part of the Notes, at its option, on or after March 5, 2024, if the last reported sale price of Infinera’s common stock has been at least 130% of the conversion price for the Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Infinera provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Holders of the Notes will have the right to require Infinera to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the Notes). Infinera, under certain circumstances, will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or following Infinera’s issuance of a notice of an optional redemption.

Infinera intends to use the net proceeds from the offering for general corporate purposes, including working capital to fund growth and potential strategic projects.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Contacts:

Media: Anna Vue Tel. + 1 (916) 595-8157 avue@infinera.com	Investors: Lauren Sloane, The Blueshirt Group for Infinera Tel: + 1 (415) 217-2632 ir@infinera.com

About Infinera

Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. The Infinera end-to-end packet optical portfolio delivers industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.

Forward-Looking Statements

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, the completion of the offering and the anticipated use of proceeds from the offering. Forward-looking statements can also be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. These statements are based on information available to Infinera as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. More information on potential factors that may impact Infinera’s business are set forth in its most current quarterly and annual reports on file with the Securities and Exchange Commission, as well as subsequent documents and reports filed with or furnished to the Securities and Exchange Commission from time to time. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.